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                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------
                                   (Unaudited)
                                                                    Exhibit 11.1
                                                                    ------------
                    (In thousands, except per share amounts)

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
                                                              Six Months Ended         Three Months Ended
                                                                 November 30,              November 30,
                                                           -----------------------   -----------------------

                                                              1998         1997         1998         1997
                                                           ----------   ----------   ----------   ----------
Shares Outstanding
------------------
     For computation of basic earnings per
        common share

            Weighted average shares                           107,216       98,122      110,630       98,178
                                                           ----------   ----------   ----------   ----------

            Total shares for basic earnings
                 per share                                    107,216       98,122      110,630       98,178

     For computation of diluted earnings
        per common share

            Net issuable common share equivalents                 717          889          617          947

            Additional shares associated with
                conversion of convertible securities            4,137         --           --           --

            Additional shares issuable assuming
                conversion of convertible securities             --         12,188         --         12,188
                                                           ----------   ----------   ----------   ----------

           Total shares for diluted
                  earnings per share                          112,070      111,199      111,247      111,313
                                                           ==========   ==========   ==========   ==========

Net Income
----------
     Net income applicable to common shares for
         basic earnings per share                          $   52,936   $   49,631   $   21,712   $   21,445
            Add  back interest net of tax on convertible
               securities assumed to be converted               1,002        2,728         --          1,375
                                                           ----------   ----------   ----------   ----------

     Net income applicable to common shares for
         diluted earnings                                  $   53,938   $   52,359   $   21,712   $   22,820
                                                           ==========   ==========   ==========   ==========


     Basic Earnings Per Common Share                       $      .49   $      .51   $      .20   $      .22
                                                           ==========   ==========   ==========   ==========


     Diluted Earnings Per Common Share                     $      .48   $      .47   $      .20   $      .21
                                                           ==========   ==========   ==========   ==========


The accompanying notes to consolidated financial statements are an integral part of these statements.
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